Exhibit 10.1

CROSSTEX ENERGY SERVICES, L.P.

SEVERANCE PAY PLAN

PLAN DOCUMENT

CROSSTEX ENERGY SERVICES, L.P. SEVERANCE PAY PLAN

PLAN DOCUMENT

General Plan Information

Name of Plan:	CROSSTEX ENERGY SERVICES, L.P. Severance Pay Plan (the “Plan”)

Type of Plan:	Severance Pay Plan

Plan Sponsor:	CROSSTEX ENERGY SERVICES, L.P. (the “Company”)

Plan Administrator	The General Counsel of the Company

Plan Year:	The period beginning July 1, 2011 and ending on December 31, 2011, and each calendar year thereafter.

Effective Date	July 1, 2011

ELIGIBILITY FOR SEVERANCE BENEFITS

To receive Severance Benefits under the Plan, a person must be an Eligible Employee who incurs a Qualifying Termination of Employment.

A person is an “Eligible Employee” if he or she is an employee of the Company and the Compensation Committee of the Board of Directors of Crosstex Energy GP, LLC (the “Board”) designates him or her as an Eligible Employee.

An Eligible Employee will incur a “Qualifying Termination of Employment” if (i) he or she terminates employment with the Company for Good Reason, or (ii) he or she is terminated by the Company for a reason other than for Cause.

For purposes of this Plan:

(1)                                  “Cause” means any one or more of the following: (i) a violation by the Eligible Employee of the Company’s Code of Business Conduct and Ethics or any trading or other policy applicable to employees of the Company (which may include, but is not limited to, matters specifically mentioned below in the definition of Cause); (ii) gross negligence or serious or repeated incidents of misconduct by the Eligible Employee; (iii) a failure by the Eligible Employee to perform the duties assigned to him or her that continues following notice from the Company to the Eligible Employee of such failure; (iv) the Eligible Employee is formally charged or indicted or convicted of any felony or a misdemeanor involving moral turpitude; (v) the Eligible Employee engaged in acts or omissions constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance; or (vi) the Eligible Employee has acted intentionally or in bad faith in a manner that results or could be reasonably expected to result in a material detriment to the assets, business, prospects or reputation of the Company.

(2)                                  “Good Reason” means any one or more of the following: (i) a reduction in the Eligible Employee’s base annual salary; (ii) a materially adverse change in the Eligible Employee’s authority, duties or responsibilities; or (iii) the Company requires that the Eligible Employee move his principal place of employment to a location that is 30 or more miles from his or her current principal place of employment and the new location is farther from his or her primary residence.  An event is not “Good Reason” unless (a) the Eligible Employee gives the Company written notice of the event within 30 days of the occurrence of the event, (b) the Company fails to remedy the event within 30 days following its receipt of the notice and (c) the Eligible Employee terminates his or her employment with the Company within 60 days following the Company’s receipt of written notice.

SEVERANCE BENEFITS

Within 30 days after a Qualifying Termination of Employment and the satisfaction of any conditions to the payment of a Severance Benefit as described below (the “Payment Date”), the Company will pay the Eligible Employee a one-time lump sum payment equal to: (i) the Eligible Employee’s then-current base annual salary; plus (ii) any bonus for any calendar year ending before the Eligible Employee’s termination date that has not been paid as of the Eligible Employee’s termination date, calculated in accordance with the terms of the applicable bonus plan in effect during that year; plus (iii) an amount equal to the cost to the Eligible Employee under COBRA to extend his or her then-current medical insurance benefits (i.e., the health, dental and/or vision benefits as elected by the Eligible Employee under the Crosstex Energy Services, L.P. Health Plan as of the time of such Qualifying Termination of Employment) for 12 months following the effective date of termination (the “Severance Benefit”).  In addition, the Eligible Employee will be eligible to receive a pro-rata portion of his or her bonus for the year of termination, calculated in accordance with the terms of the applicable bonus plan in effect for that year.  The amount payable, if any, will equal the bonus amount that would have otherwise been awarded to the Eligible Employee under the plan, multiplied by a fraction, the numerator of which is the number of days from January 1 of the current year through the termination date (inclusive), divided by the number of days in that year.  The bonus amount, if payable, will be paid to the Eligible Employee at the time that bonuses are paid by the Company to other employees in the plan.

The Severance Benefit will be in addition to any accrued and unpaid compensation due to the Eligible Employee as of his or her termination date, which may include base salary, and pay for accrued and unused vacation (in accordance with the benefit policies then in effect).  However, the amount of any Severance Benefit awarded to the Eligible Employee will be reduced by the full amount of any other severance-related payment required to be paid to him or her by the Company under a separate agreement or by Federal or State law.

The Severance Benefit paid to the Eligible Employee will be subject to withholding of applicable taxes and reported on Form W-2 or other applicable forms.

CONDITIONS TO PAYMENT OF SEVERANCE BENEFITS

As a condition of obtaining the Severance Benefit under this Plan, the Eligible Employee will be required to execute and not revoke a general release of claims against the Company, confirmation of confidentiality and agreement not to solicit Company’s employees, on such form as acceptable to the Company in its sole discretion, within the 30-day period after his or her Qualifying Termination of Employment.

BENEFIT CLAIMS PROCEDURE

Claim for Severance Benefits

If for any reason the Eligible Employee does not receive the Severance Benefit expected under the Plan, the Eligible Employee may file a claim with the Plan Administrator within 45 days after the Payment Date (or if no Severance Benefit is paid to the Eligible Employee, within 45 days after the period during which such Severance Benefit would otherwise have been payable).

Within 60 days after the receipt of the Eligible Employee’s claim, the Plan Administrator will provide the Eligible Employee with written notice of its decision on the claim.  If the Eligible Employee’s claim is wholly or partially denied, the written notice of the Plan Administrator’s decision will inform the Eligible Employee of:

•                                          the specific reasons for the denial;

•                                          the specific provisions of the Plan upon which the denial is based;

•                                          any additional material or information necessary to perfect the claim and reasons why such material or information is necessary; and

•                                          the right to appeal the denial and the procedure for filing an appeal including the Eligible Employee’s right to file a claim under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) if the claim is denied on appeal.

If written notice of the Plan Administrator’s decision regarding the claim is not given to the Eligible Employee within this 60-day period, his or her claim will be deemed denied.

Appeal of Denial of Severance Benefits

The Eligible Employee may appeal a denial of the claim within the 60-day period after he or she receives written notice that all or a portion of the claim has been denied (or if the claim is deemed denied due to a failure to receive notice of the Plan Administrator’s decision) by filing a written appeal with the Plan Administrator.  In connection with the Eligible Employee’s appeal, he or she may submit written comments, documents, records or other information relating to the claim for benefits.  In addition, the Eligible Employee will be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits.

In reviewing the Eligible Employee’s appeal, the Plan Administrator will take into account all comments, documents, records and other information submitted by the Eligible Employee relating to the claim without regard to whether other such information was considered in the initial denial of the claim.  In addition, in reviewing the claim, the Plan Administrator will not give deference to the initial denial of the claim.

The Plan Administrator will provide the Eligible Employee with written notice of its decision regarding the claim on appeal within 60 days after its receipt of such appeal.  If the Eligible Employee’s claim on appeal is wholly or partially denied, the Plan Administrator will provide written notice of its decision to the Eligible Employee informing him or her of:

•                                          the specific reasons for the denial;

•                                          the specific provisions of the Plan upon which the denial is based;

•                                          a statement that the Eligible Employee is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and

•                                          a statement describing the Eligible Employee’s right to bring suit under section 502(a) of ERISA (subject to the time limit noted below).

If written notice of the Plan Administrator’s decision regarding the claim on appeal is not given to the Eligible Employee within this 60-day period, his or her claim on appeal will be deemed denied.  Except as may be otherwise required by law, the decision of the Plan Administrator regarding the Eligible Employee’s claim on appeal will be binding on all parties.

Exhaustion of Claims Procedure Required

Completion of the claims procedure described above is a condition precedent to commencing any legal or equitable action regarding a claim for Severance Benefits under the Plan.  No claim legal or equitable action regarding a claim for Severance Benefits under the Plan, including an action under section 502(a) of ERISA, may be filed in any court of law more than one year following the denial or deemed denial of the Eligible Employee’s appeal.

AMENDMENT AND TERMINATION

The Company retains the complete authority, in its sole discretion, to modify, amend or terminate the Plan at any time.  However, the Plan may not be modified or amended, and an Eligible Employee may not be removed from the Plan, for one year following a “Change of Control” as defined below.

“Change of Control” means any one or more of the following: (i) the acquisition of more than 50% of the currently issued and outstanding equity securities of Crosstex Energy, Inc. by a person or group of persons acting together in one transaction or a series of transactions and the individuals who constitute the Board immediately prior to such acquisition cease to constitute at least a majority of the Board within 6 months of that acquisition; or (ii) all or substantially all of the assets of Crosstex Energy, L.P. have been sold, transferred or are otherwise owned by an entity (including Crosstex Energy, L.P.) that is not directly or indirectly controlled or governed by Crosstex Energy, Inc.

ADMINISTRATION

The overall administration of the Plan will be the responsibility of the Plan Administrator.  The Plan Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under the Plan.  In order to effectuate the purposes of the Plan, the Plan Administrator will have the following powers and duties:

(i)	To review and render decisions respecting a denial of a claim for benefits under the Plan;

(ii)	To interpret and construe the Plan and to make equitable adjustments for any mistakes or errors made in the administration of the Plan; and

(iii)	To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the Plan.

The foregoing list of express powers is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the Plan.

PURPOSE

Through the Plan, the Company intends to permit the deferral of compensation and to provide additional benefits to a select group of management or highly compensated employees of the Company.  Accordingly, it is intended that the Plan will not constitute a “qualified plan” subject to the limitations of section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), nor will it constitute a “funded plan,” for purposes of such requirements.  In addition, the Plan is intended to comply with the requirements of section 409A of the Code or an exemption or exclusion therefrom and will in all respects be administered in accordance with section 409A of the Code.  It also is intended that the Plan will qualify as a “pension plan” within the meaning of section 3(2) of ERISA that is exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

MISCELLANEOUS PROVISIONS

Alienation and Assignment of Benefits

None of the Severance Benefits payable under the Plan may at any time be alienated, sold, transferred, assigned, pledged, attached or encumbered in any way.

No Employment Rights Created

The Plan does not constitute a contract of employment and participation in the Plan does not give any person the right to be retained in the employ of the Company or any related company.

Notice

All notices and other communications under the Plan must be in writing and given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)	Eligible Employee. For notice to an Eligible Employee:

At the most recent address on file at the Company.

(ii)	Company or Plan Administrator: For notice to the Company or Plan Administrator:

CROSSTEX ENERGY SERVICES, L.P.
2501 Cedar Springs Suite 100
Dallas, TX 75201-7684

Notice to the Company or Plan Administrator should be directed to the attention of the General Counsel.

Provisions Binding

All of the provisions of the Plan will be binding upon the Company and any successor to the Company.  Likewise, the provisions of the Plan will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

Governing Law

Except to the extent pre-empted by ERISA or other applicable Federal law, the Plan will be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.